Exhibit 10.31
Letter Agreement for Africa
Between
AGCO International GmbH, Neuhausen, Switzerland (“AGCO” which expression shall include its successors and assigns)
and
Tractors and Farm Equipment Limited (collectively referred to as “TAFE” which expression shall include its successors and assigns)
1.PURCHASE AND SALE
TAFE agrees to supply MF Heritage (incl. MF 2600 series) tractors 45 HP to 105 HP range (appropriate for the market in the Territory and as will be detailed in due course by the parties in an addendum to become part of this agreement) together with spare parts (“Products”) exclusively to AGCO (or any of its subsidiary/associate companies) for resale in Africa (“Territory”) solely through the AGCO distribution network.
In the first phase, the markets covered by this agreement are Angola, Kenya, Malawi, Morocco, Nigeria and South Africa (“Phase 1 Markets”). Upon reaching a volume of 5050 units p.a. into the Phase 1 Markets or 27.5% market share in the Phase 1 Markets (excluding tractor sales under the Indian Line of Credit) the agreement shall be extended to incorporate the remaining countries in the territory excluding Libya. The supply of product to Phase 1 Markets shall commence progressively market by market from 1st January 2010 upon signing this agreement.
TAFE, in order to meet its current obligations, will continue its operations in Phase 1 Markets as long as legally bound by its dealer agreements. TAFE will continue its existing operations in other territories of Africa as defined in this agreement till targets set for Phase 1 are achieved and agreement is extended to other territories.
2.BRAND
The tractors will be sold by AGCO or any of its subsidiary companies in the Massey Ferguson brand only with such branding and model numbering to be determined by AGCO. Spare parts shall be branded as AGCO. TAFE will not sell MF Heritage (incl. MF 2600 series) products in TAFE or any other brand in the Phase 1 Markets and any other countries subsequently mutually agreed in the Territory.
TAFE shall comply with all instructions issued by AGCO relating to the form and manner in which AGCO trade marks shall be used and shall discontinue immediately upon notice from AGCO any practice relating to the use of AGCO trade marks in the Territory. TAFE shall obtain no rights in/to the Massey Ferguson trade marks in the Territory.
3.DEALERS
AGCO and TAFE will engage in an open review of the current dealer networks of TAFE and Massey Ferguson in the Territory with a view to integrating existing TAFE dealers and optimizing the Massey Ferguson distribution network quality and sales volumes. TAFE’s current dealers in the territories will be offered a Massey Ferguson dealership. A fair offer shall be made in line with the terms and conditions of other AGCO dealerships after AGCO considers their existing distributors interests. Any discussions with the aforesaid TAFE dealers and distributors shall be routed through TAFE with such dealers having the “Right of First Refusal”.
4.NATURE OF ARRANGEMENT
The arrangement between the parties shall be exclusive for MF Heritage (incl. MF 2600 series) tractors 45 HP to 105 HP range and the parties agree that they shall not have any similar arrangements with any other person during the currency of this agreement for sale of MF heritage tractors within the Territory save that this arrangement shall not cover “Hi spec” tractors built in AGCO proprietary sites or tractors supported by the other AGCO brands. Classification of tractors as “Hi spec” will be discussed and mutually agreed upon.
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Similarly TAFE shall maintain the right to sell tractors under any other brand within the Territory which are built in TAFE proprietary sites (incl. Eicher), this excludes TAFE brand and MF brand heritage machines.
AGCO shall license TAFE the right to assemble and produce Massey Ferguson model tractors of the 86 to 105 HP range which are currently produced in AGCO’s Canoas facility with such products being branded Massey Ferguson and sold exclusively to AGCO; TAFE shall have the right to sell the aforesaid 86 to 105 HP models in Massey Ferguson brand through TAFE distribution in the markets of India, Nepal and Bhutan. The terms shall be agreed upon by the parties after mutual discussion for licensing TAFE.
5.PROCEDURES AND PRICE
a.The product plan (incl. introduction and styling transition) shall be discussed and mutually agreed both parties in due course in an addendum to become part of this agreement.
b.TAFE will supply and invoice Products to AGCO free on board (Indian port, custom fully cleared).
c.Currency exchange adjustment will be as per the Terms and Conditions Agreement.
d.TAFE will be responsible for Indian line of credit business. AGCO will be responsible for all other lines of credit business. Where direct invoicing is mandatory the payment of commission and dealer service margin to AGCO to be mutually agreed.
e.TAFE will invoice products to AGCO at prices as mentioned in the pricing and payment terms agreement. AGCO and TAFE agree for volume and absorption impacts to be appropriately reflected in future price settings. Product pricing shall be reviewed, concluded and adjusted every 6 months and shall provide for increase/ decrease in material cost..
6.REVIEW
a.AGCO and TAFE will form a Joint Implementation Committee, which shall from time to time review the Product range, features and performance vis-a-vis forecasts. The implementation committee will form an active part in the cooperation and provide a forum for discussion of individual and joint activities.
b.Upon the achievement of an annual sales volume (determined by the calendar year) of tractors of 5050 units (excluding tractor sales under the Indian Line of Credit) from TAFE into the Phase 1 Markets or upon achieving a market share of 27.5% (excluding tractor sales under the Indian Line of Credit) in the Phase 1 Markets, the parties shall work on integration of the other African countries into the Territory and into the above arrangements.
c.Upon TAFE establishing competitive production capability of MF Heritage tractors 86 HP to 105 HP range, AGCO and TAFE shall work to replace current Brazilian sourced tractors in this range by TAFE-built machines. AGCO shall assist TAFE in this process including, but not limited to, providing specifications and drawings to TAFE. Towards expediting the production move from Brazil to India, both parties shall work on exploring component and sub-assembly sourcing opportunities for this product range with exchange of RFQs starting to take place as soon as possible but not later than 1st January 2010. Both parties shall strive for completion of the change of source by Q 3 2011.
7.OTHER TERMS AND CONDITIONS
a.TAFE and AGCO agree that the terms and conditions such as conditions of Sale, Standards of Quality, Parts, Warranty and After-Sales Responsibilities wilt be agreed to in a separate agreement named “Terms and conditions agreed by TAFE and AGCO”.
b.If there is a conflict between and of the provisions of this Agreement and the agreement name “Terms and conditions agreed by TAFE and AGCO” the provision of this Agreement shall prevail.
c.This agreement becomes valid only upon completion of the agreements related to:
•Africa product plan, specifications, pricing, payment terms;
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•Absorption/ settlement of existing TAFE distributors/ dealers;
•License agreement for transfer of technology for 86 HP to 105 HP models).
Both parties shall strive to complete these agreements by 11tt December, 2009.
8.CONFIDENTIALITY
TAFE and AGCO agree to maintain confidentiality of their respective information, drawings and technical data.
9.FUTURE PRODUCTS
It is the intention that AGCO will purchase Indian and Turkey produced Centurion products by TAFE. The terms of this letter agreement specific to the Territory shall upon mutual agreement be incorporated into the terms of any agreement made in respect of project Centurion products related to this territory.
10.TERM AND TERMINATION
a.This agreement shall be deemed to have come into effect on 1st November 2009 and shall be valid for 10 years and, unless otherwise terminated in accordance with its terms, shall not be terminable for the first three (3) years and thereafter shall be terminable by either party only by the issue of one and a half (1.5) years notice. The agreement may be renewed by mutual consent for a further period of 10 years.
b.In the event of change in beneficial ownership/ or control/ of AGCO or TAFE, the respective other party shall have the option to terminate this agreement by giving six months’ written notice.

M/s. Tractors and Farm Equipment Limited	M/s. AGCO International GmbH
By:	By:
Its Authorized signatory Location: Date: October 10, 2009	Its Authorized signatory Location: Date: October 10, 2009
Its Authorized signatory Location: Date: October 10, 2009

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